Exhibit 99.1

Company Contact:
Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Final For Release
Investor Contacts:
Integrated Corporate Relations Allison Malkin/Jean Fontana (203) 682-8225/ (203) 682-8272

BAKERS FOOTWEAR REPORTS FOURTH QUARTER AND FISCAL 2006 SALES

Fourth Quarter Comparable Store Sales Decrease 13.8%

Full Year Fiscal 2006 Comparable Store Sales Decrease 7.1%

ST. LOUIS, Mo., February 8, 2007 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 257 stores, today reported fourth quarter fiscal 2006 net sales. The Company noted that the 2006 fiscal year period includes fifty-three weeks which compares to fifty-two weeks for fiscal year 2005. Therefore, the Company’s fourth quarter of fiscal 2006 is a fourteen-week period and compares to a thirteen-week period in the fourth quarter of fiscal 2005.

For the Company’s fourth fiscal quarter, the fourteen-week period ended February 3, 2007, net sales decreased to $61.2 million, as compared to net sales of $61.3 million for the thirteen-week period ended January 28, 2006. Comparable store sales for the fourth quarter of fiscal year 2006, which compares the fourteen week period ended February 3, 2007 to the fourteen week period ended February 4, 2006, decreased 13.8%. Comparable store sales for the fourth quarter of fiscal year 2005 increased 24.5%.

For fiscal year 2006, the fifty-three week period ended February 3, 2007, net sales increased 5.1% to $204.8 million, as compared to $194.8 million for the fifty-two weeks ended January 28, 2006. Comparable store sales for fiscal year 2006, which compares the fifty-three week period ending February 3, 2007 to the fifty-three week period ending February 4, 2006, decreased 7.1%. Comparable stores for fiscal year 2005 increased 16.7%.

During the fourth quarter of fiscal 2006, Bakers Footwear opened 3 new stores. For the fiscal year, the Company opened a total of 34 new stores.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, Inc., said: “We were disappointed with our fourth quarter sales results as we were unable to match the strong boot and bootie sales of 2005. We believe we have taken the necessary markdowns on our seasonal assortments in January to end the year in a clean inventory position. This allows us to begin fiscal 2007 with our stores well positioned to receive fresh spring product.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates more than 250 stores nationwide under its Bakers and Wild Pair formats. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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